January 31, 2011

Dear Fellow Huntington Shareholder:

The 2010 fourth quarter represented continued improvement in financial performance results. It also reflected a number of capital actions that culminated in the full repurchase of our $1.4 billion of TARP capital in December. This is very positive news for our shareholders for with the repurchase of our TARP-related warrant issued to the U.S. Department of the Treasury this month, we are now totally free of any TARP-related government involvement in our company. I will begin with a review of our fourth quarter financial performance and then elaborate on the impact of our TARP repurchase later.

For the 2010 fourth quarter, we reported net income of $122.9 million, a 22% increase from the third quarter. Our fourth quarter earnings per share of $0.05 included a one-time reduction of $0.07 per common share related to the deemed dividend associated with the repurchase of our TARP capital in December. This represented noncash accounting treatment recognition related to an allocation of the value of the issued TARP capital and warrant on the date of our agreement with the U.S. Department of the Treasury in November 2008.

Besides reporting a significant increase in net income, we were pleased with many of the underlying aspects of our performance that supported this result. As expected, we again saw significant improvement in credit quality. Net charge-offs declined, nonperforming assets fell dramatically, and our reserve coverage of nonperforming assets increased significantly. Most of our earnings increase from the 2010 third quarter reflected a significant reduction in our provision for credit losses as a result of this continued improvement in credit quality. Revenue grew, reflecting the benefits of loan, investment securities, and core deposit growth.

Our period end regulatory capital ratios, after the TARP repurchase, were strong, and with the issuance of common stock in December, our common equity capital ratios improved significantly. We ended the year with a strong balance sheet in all regards including liquidity, reserves, and capital.

Looking forward, however, there are many challenges. The economy is stable, but it is growing slowly and is still susceptible to shocks. Like other banks, we also face regulatory and legislative fee income headwinds. In the second half of last year, we absorbed a reduction in overdraft fees due to the implementation of amendments to Regulation E (Reg E). In 2011, we will feel its full-year impact. Later this year, we face a significant reduction in our electronic banking revenue from an amendment contained in the Dodd-Frank reform legislation of last year that mandates the Federal Reserve establish pricing for debit card interchange fee rates. The Federal Reserve’s initial proposal, if enacted, would very significantly reduce our electronic banking fee income.

Nevertheless, in the near term, we expect to continue to report growth in net income. But like this past quarter, much of that increase is expected to reflect lower provision for credit losses as we anticipate our credit quality will to continue to improve.

Fourth Quarter Performance Overview

For the 2010 fourth quarter, we reported net income of $122.9 million, or $0.05 per common share. As noted in the table below, our $260.1 million in pre-tax, pre-provision income declined $5.2 million from the third quarter.

			2010					2009

	Fourth	Third	Second			First		Fourth
(in millions)	Quarter	Quarter	Quarter			Quarter		Quarter

Income (loss) before income taxes	$157.9	$130.6	$62.1		$	1.6		$(598.0)

Add: Provision for credit losses	87.0	119.2	193.4			235.0		894.0
Less: Securities (losses) gains	(0.1)	(0.3)	0.2					(2.6)
Add: Amortization of intangibles	15.0	15.1	15.1			15.1		17.1
Less: Significant items (1)
Gain on early extinguishment of debt	---	---	---			---		73.6
Pretax, pre-provision income (1)	$260.1	$265.2	$270.5		$	251.8		$242.1

Linked-quarter change — amount	$(5.2)	$(5.2)	$18.6			$9.8		$4.9
Linked-quarter change — percent	(1.9)%	(1.9)%	7.4	%		4.0	%	2.1	%

(1) See Basis of Presentation for definition.

The decrease in pre-tax, pre-provision income reflected a decline in noninterest income and higher expenses that were only partially offset by growth in net interest income. As I noted in my last letter to you, we expected a flattening of our pre-tax, pre-provision income near term due to the revenue headwinds mentioned above, as well as our continued investments in growing the business. Nevertheless, the decline was disappointing. We continue to believe that our strategic investments and market repositioning will, over time, result in resumed growth in pre-tax, pre-provision earnings. However, for this year, our quarterly pre-tax, pre-provision income is expected to be in the $260-$265 million range, with it lower in the first half and increasing in the second half of the year.

Compared with the 2010 third quarter, fully-taxable equivalent net interest income increased $6.4 million, or 2%. This reflected an annualized 15% increase in average earning assets as the fully-taxable equivalent net interest margin declined to 3.37% from 3.45%. The increase in average earning assets reflected a combination of activities including (1) a $1.0 billion, or 10%, increase in average investment securities, reflecting the deployment of cash from deposit growth into short- and intermediate-term securities, and (2) a $0.6 billion, or 2%, increase in average total loans and leases. The 8 basis point decline in the net interest margin reflected the impact of stronger deposit growth funding investment security purchases at a lower incremental spread.

Loan growth remains a challenge for the industry. Yet, in the fourth quarter average total loans and leases grew 2%. Importantly, this quarter the growth was broad based. This reflected strong 7% growth in average automobile loans and leases, as well as 3% growth in average commercial and industrial loans. Also contributing was 2% growth in average home equity loans and 1% growth in average residential mortgages. Average commercial real estate loans declined as we continued our plan of reducing this exposure. For 2011, we anticipate continued strong growth in automobile loans, as well as growth in commercial and industrial loans. Home equity and residential mortgages are likely to show only modest growth.

Average total deposits increased $1.1 billion, or 3%, from the prior quarter. This reflected $0.9 billion, or 2%, growth in average total core deposits, of which the primary drivers were a 7% increase in average money market deposits and 6% growth in average noninterest bearing demand deposits. Partially offsetting this growth was a 3% decline in average core certificates of deposit.

Noninterest income decreased $2.9 million, or 1%, from the 2010 third quarter. This primarily reflected a $10.1 million, or 15%, decline in personal NSF/OD service charges and was consistent with expectations related to the implementation of changes to Reg E, as well as the voluntary reduction in certain overdraft fee practices as part of our “Fair Play” banking philosophy introduced during the third quarter and discussed in my last letter. This decline was partially offset by increases trust services, bank owned life insurance, mortgage banking, electronic banking, and brokerage income. Going forward we anticipate continued noninterest income headwinds related to Reg E and pending changes in interchange fee income (see later discussions). In addition, we anticipate lower mortgage banking income since interest rates going into 2011 are higher and we saw a decline in origination activity late in the 2010 fourth quarter that is expected to carry over into 2011.

Noninterest expense increased $7.3 million, or 2%, from the 2010 third quarter. This primarily reflected (1) a $4.1 million increase associated with mortgage repurchase costs, and (2) a $3.9 million, or 2%, increase in personnel costs due to a combination of factors including a 1% increase in full-time equivalent staff in support of strategic initiatives, as well as higher sales commissions and benefit-related expenses.

Credit Performance Discussion

As expected, credit quality trends continued to improve significantly. We anticipate further improvement going forward. Net charge-offs declined 7% from the 2010 third quarter to $172.3 million, or an annualized 1.82% of average total loans and leases. Nonperforming assets fell 24% to the lowest level since the third quarter of 2008. In addition, “criticized” commercial loans declined 15%. These trends support our expectation of continued credit quality improvement in coming quarters. The period-end allowance for credit losses represented 3.39% of total loans and leases, down from 3.67% at the end of the third quarter. Importantly, and reflecting the large decline in the level of nonperforming assets, our allowance for credit losses as a percent of period-end nonperforming assets increased to 153% from 125%.

Capital Actions and Impacts

Some of the most significant activities in fourth quarter were capital actions undertaken that resulted in the full repurchase of our $1.4 billion in TARP capital. Specifically, we raised $920 million of common equity and issued $300 million of subordinated debt. These funds, along with cash on hand, were used to repurchase our $1.4 billion of TARP capital.

The issuance of $920 million of common equity resulted in the issuance of 146.0 million shares of common stock. This resulted in significant, 19%, share count dilution. Not surprisingly, some of our shareholders have written to us noting their displeasure with this much dilution. We don’t like dilution either. However, since we no longer have to pay the TARP dividend, its repurchase actually results in about a 1% increase in earnings per share for 2011. This is based on the analyst consensus estimates for 2011 of $0.46 per common share as of December 31, 2010. As a result, many investors viewed our common equity issuance as a positive despite the increase in shares outstanding. We believe this was confirmed by the 3% increase in our stock price from December 14, 2010, the date of the common stock issuance, through year end.

These actions impacted our period end capital ratios. Importantly, our common equity ratios all improved significantly. The tangible common equity to tangible asset ratio improved to 7.56% from 6.20% at the end of the prior quarter. And our Tier 1 common risk-based capital ratio improved to 9.29% from 7.39%. With the TARP capital no longer in our regulatory capital, our regulatory Tier 1 and Total risk-based capital ratios declined to 11.55% and 14.46%, respectively, from 12.82% and 15.08%, respectively, at the end of the third quarter. These capital ratios are strong and exceed the regulatory “well capitalized” thresholds by $2.4 billion and $1.9 billion, respectively. The “well capitalized” level is the highest regulatory designation.

Reg E Implementation and Introduction of “Fair Play” Banking Philosophy

In my last letter, I noted that in the 2009 fourth quarter the Federal Reserve Board amended Reg E to prohibit charging overdraft fees for ATM or point-of-sale debit card transactions effective July 1, 2010 unless the customer opts-in to the overdraft service. Prior to the impact of implementing the amended Reg E, such NSF/OD fees for us were approximately $90 million per year. Our basic strategy is to mitigate the potential impact by encouraging customers to opt-in to this value-added service. Opt-in results continue to surpass our expectations. The fourth quarter represented the second quarter since the implementation.

Also in my last letter, I noted that we had implemented our “Fair Play” banking philosophy. As a reminder, the notion is to provide customers with more easy-to-understand products and services. And price them fairly and transparently so customers know exactly what to expect. We believe executing to this philosophy, coupled with increased convenience and superior service, will position Huntington as the most customer-attractive bank in its markets. While we will make less on some customers’ checking accounts in the short-run, the objective is the acceleration of growth of new customers and higher retention of existing customers. This increase in market share, coupled with improved cross-sell performance, is expected to generate overall higher revenue in the long-run.

I am pleased to report that customers are reacting very positively to our “Fair Play” banking philosophy. Last year, we grew consumer demand deposit households by 6.5%. This was 1% more than we had expected.

Reflecting the impacts of both Reg E and our “Fair Play” banking philosophy, service charges on deposit accounts dropped $10.0 million in the third quarter, followed by another $10.1 million decline this past quarter.

Regulatory Reform

As previously promised, I will use these letters to keep you informed of regulatory changes and their impact on how we conduct business and serve the needs of our customers. Over the last three months, there has been one major development that represents the potential for a significant reduction in fee income for Huntington and other banks as well.

Durbin Amendment to Reduce Interchange Fee Income

When the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank) was passed, an amendment was added at the last moment, the Durbin Amendment. This amendment instructed the Federal Reserve to establish the rate merchants pay banks for electronic clearing of debit and credit card transactions (i.e., the interchange rate). For Huntington, interchange fee income is about $90 million per year. Anticipating a lower rate, in the third quarter of last year we estimated that as much as 60% of that annual income could be lost. In the fourth quarter, the Federal Reserve put out a proposal for comment that would cap the interchange rate at either $0.07 or $0.12 per transaction. This was much lower than we or the industry expected. While these rates are not finalized, if these rates stand, we now estimate that between 75%-85% of our interchange income could be lost. The new rates are scheduled to take effect August 1, 2011. If enacted as proposed, this would represent a significant earnings headwind for Huntington and the banking industry.

Common Stock Dividend Outlook

With our TARP capital now repaid, we are now able to begin considering an increase to our common stock dividend, subject of course to the usual regulatory oversight. Yet, I would not expect any specific immediate action.

Paying a dividend represents an ongoing commitment to our shareholders. Before considering a dividend increase, we had to first assure that our common equity capital levels were strong. Our fourth quarter actions have fulfilled this requirement.

As noted earlier in my letter, we expect to continue to report growth in net income for this year. However, that will mostly reflect lower provision for credit losses, a trend that is not sustainable over the long term. Further and as also noted above, we are facing a number of headwinds to revenue, the dimensions of which are not yet fully known. Having clarity regarding interchange fee is an important, and new, consideration. The board is also working through the development of a comprehensive capital management strategy. This will define how much of our capital we should allocate to various capital management actions. A dividend policy is just one aspect. Stock buybacks may at sometime be warranted. Further, we remain convinced that over time opportunities will arise to acquire other banks or make investments in businesses. A prudent use of our capital to the benefit or our shareholders was reflected in our repurchase of the TARP-related warrant this month as this removes a future dilution overhang.

To properly set your dividend expectations, it is important to keep in mind two other factors. First, any dividend recommendation has to be approved by banking regulators. It is believed that they may begin granting some dividend recommendations for some banks this year. But it is also believed that they will be very cautious with regard to the level of dividend as related to the sustainable earnings performance expectations of the bank. While it appears regulators may eventually be comfortable with a bank paying out about 30% of earnings in a dividend, it is unclear over what period of time they will allow increases to this level. To put all of this into perspective, for Huntington the 2011 analyst consensus for earning per share was $0.46 at December 31, 2010. Paying a 30% dividend on that amount would equate to a quarterly dividend of $0.03 per share.

We know how important a dividend increase would be for many of our shareholders.

In closing, I want to thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 1/20/11
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.

Basis of Presentation

Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:

•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our ‘Fair Play’ banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; and (8) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the newly created Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.